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blankrome.com

July 26, 2024

CONSENT OF LEGAL COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Legal Counsel” in the Prospectus and Statement of Additional Information included in the Registration Statement. This consent does not constitute a consent under Section 7 of the Securities Act and in consenting to the use of our name and the references to our Firm under such caption we have not certified any part of the Registration Statement and we do not otherwise concede that we come within the categories of persons whose consent is required under said Section 7 or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP

Blank Rome LLP | blankrome.com